EXHIBIT 99.1

GlycoMimetics Reports Highlights and Financial Results for First Quarter 2023

●	Pivotal Phase 3 study of uproleselan combined with cytarabine-based chemotherapy in relapsed/refractory (R/R) acute myeloid leukemia (AML) continues to be projected to reach final survival event trigger within first half of 2024
●	Cash and cash equivalents expected to fund current operations into late 4th quarter of 2024
●	Conference call and webcast today at 8:30 a.m. ET

ROCKVILLE, Md.--(BUSINESS WIRE) – May 3, 2023-- GlycoMimetics, Inc. (Nasdaq: GLYC) a late clinical-stage biotechnology company discovering and developing glycobiology-based therapies for cancers and inflammatory diseases, today reported its financial results and highlights for the first quarter ended March 31, 2023. Cash and cash equivalents as of March 31, 2023 were $65.0 million.

“Thanks to the outstanding work of our team preparing the clinical trial database and evaluating the data from the recent interim utility analysis of our Phase 3 study of uproleselan in R/R AML, GlycoMimetics is well positioned to expeditiously complete final trial analysis following the final survival events trigger, which is projected to occur within the first half of 2024,” said Harout Semerjian, Chief Executive Officer of GlycoMimetics. “We are optimistic and excited about the potential of uproleselan to improve overall survival in R/R AML and are fully focused on delivering on the potential of this important first-in-class therapy for patients in need of new, more effective treatment options.”

Operational Highlights

Uproleselan

●	In February 2023, GlycoMimetics announced that the independent Data Monitoring Committee for its ongoing Phase 3 trial of uproleselan in R/R AML had conducted an interim utility analysis (IA) and subsequently recommended the study should continue to the originally planned final overall survival events trigger. A statistical plan to add an IA to the Phase 3 study was cleared with the FDA in the fourth quarter of 2022, which enabled the DMC to review efficacy data from that study at around 80% of planned survival events. The IA utilized a very conservative threshold to preserve the statistical integrity of the originally planned final overall survival analysis. The overall survival events trigger is projected to occur within the first half of 2024.

●	The NCI Alliance for Clinical Trials in Oncology will conduct a planned interim analysis of event-free survival in 267 patients randomized to its Phase 2/3 clinical trial evaluating uproleselan in newly diagnosed older adults with AML who are fit for chemotherapy. When available, the company will share these interim analysis results.

First Quarter 2023 Financial Results:

●	Cash position: As of March 31, 2023, GlycoMimetics had cash and cash equivalents of $65.0 million as compared to $47.9 million as of December 31, 2022. During the quarter the Company raised $28.7 million dollars from sales of shares of common stock under its existing ATM facility.

●	R&D Expenses: The Company’s research and development expenses decreased to $5.4 million for the quarter ended March 31, 2023, as compared to $9.6 million for the same period in 2022. The decreased expenses were primarily due to lower clinical trial and development costs related to our global Phase 3 clinical trial of uproleselan in individuals with relapsed/refractory AML, which completed enrollment in November 2021.

●	G&A Expenses: The Company’s general and administrative expenses increased to $5.5 million for the quarter ended March 31, 2023, as compared to $5.1 million for the same period in 2022, primarily due to commercial readiness expenses for uproleselan and additional patent fees.

●	Shares Outstanding: Shares of common stock outstanding as of March 31, 2023, were 64,245,224.

The Company will host a conference call and webcast today at 8:30 a.m. ET. To access the call by phone, please go to this registration link and you will be provided with dial in details. Participants are encouraged to connect 15 minutes in advance of the scheduled start time.

A live webcast of the call will be available on the “Investors” tab on the GlycoMimetics website. A webcast replay will be available for 30 days following the call.

About Uproleselan

Discovered and developed by GlycoMimetics, uproleselan is an investigational first-in-class, E-selectin antagonist. Uproleselan (yoo’ pro le’se lan), currently in a comprehensive Phase 3 development program in acute myeloid leukemia (AML), has received Breakthrough Therapy designation from the U.S. FDA and from the Chinese National Medical Products Administration for the treatment of adult AML patients with relapsed or refractory disease. Uproleselan is designed to block E-selectin binding and stimulation of myeloid cells. E-selectin is expressed on the surface of blood vessels, and its binding to myeloid cells confers a pro-survival effect. Uproleselan intends to provide a novel approach to disrupting established mechanisms of leukemic cell resistance.

About GlycoMimetics, Inc.

GlycoMimetics is a late clinical-stage biotechnology company discovering and developing glycobiology-based therapies for cancers, including AML, and for inflammatory diseases with high unmet needs. The Company’s science is based on an understanding of the role that carbohydrates play in cell recognition and its specialized chemistry platform to discover small molecule drugs, known as glycomimetics, which alter carbohydrate-mediated recognition in diverse disease states, including cancer and inflammation. As a leader in this science, GlycoMimetics leverages this unique approach to advance its pipeline of wholly-owned drug candidates, with the goal of developing transformative therapies for diseases with high unmet need. GlycoMimetics is headquartered in Rockville, MD in the BioHealth Capital Region. Learn more atwww.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements may include, but are not limited to, statements regarding the conduct of and data from clinical trials, planned or potential clinical development, regulatory submissions and commercialization activities, potential benefits and impact of the Company’s drug candidates, and the Company’s expected cash runway. Actual results may differ materially from those described in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 29, 2023, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

Investor Contact:

Argot Partners

Leo Vartorella

212-600-1902

Glycomimetics@argotpartners.com

Public Relations Contact:

Eliza Schleifstein

G. Stone Connections, LLC

917-763-8106

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended March 31,
	2023	2022

	(Unaudited)

Costs and expenses:
Research and development expense	$5,419	$9,604
General and administrative expense	5,522	5,056
Total costs and expenses	10,941	14,660

Loss from operations	(10,941)	(14,660)

Interest income	582	7

Net loss and comprehensive loss	$(10,359)	$(14,653)

Net loss per common share – basic and diluted	$(0.17)	$(0.28)
Weighted-average common shares outstanding – basic and diluted	60,350,127	52,331,391

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	March 31,	December 31,
	2023	2022
	(unaudited)

Cash and cash equivalents	$65,002	$47,871

Working capital	61,346	41,834

Total assets	68,922	51,811

Total liabilities	6,740	8,881

Total stockholders' equity	62,181	42,930